Exhibit 99.1

STARWOOD WAYPOINT RESIDENTIAL TRUST ANNOUNCES

FOURTH QUARTER AND FULL-YEAR 2014 FINANCIAL AND OPERATING RESULTS

- Core FFO Increased 175% Sequentially to $0.44 per Share -

- Increased Lease Percentage of Total Rental Home Portfolio to 83.8% -

- Closed First Securitization Transaction, Raising $502.5 Million –

- Achieved Full-Year Stabilized NOI Margin of 64.2% -

Oakland, California (February 27, 2015) – Starwood Waypoint Residential Trust (NYSE: SWAY) (the “Company”), a leading single-family rental (“SFR”) real estate investment trust (“REIT”), today announced its operating and financial results for the fourth quarter 2014.

Fourth Quarter 2014 Highlights

•	Core Funds From Operations (“Core FFO”) was $16.8 million, or $0.44 per share, an increase of 175% over the prior quarter

•	Net Operating Income (“NOI”) Margin on the stabilized home portfolio was 62.8%

•	The lease percentage of the overall home portfolio increased to 83.8% at December 31, 2014 from 81.8% at September 30, 2014

•	Acquired 995 homes for an average estimated total investment of $182.0 million including estimated renovation costs

•	Closed a $502.5 million securitization transaction at a weighted average blended interest rate of LIBOR plus 237 basis points

•	Declared a dividend of $0.14 per common share, which will be paid on April 15, 2015 to shareholders of record on March 31, 2015

Full Year 2014 Highlights

•	Grew Core FFO to $0.44 per share in Fourth Quarter 2014 from ($0.14) per share in First Quarter 2014

•	Achieved 64.2% stabilized NOI margin for the 12 months ending December 31, 2014

•	Invested $1.0 billion to acquire 6,270 homes and $532.6 million to acquire 3,735 non-performing loans (“NPLs”)

•	Increased the lease percentage of the total rental home portfolio to 83.8% at December 31, 2014 from 46.2% at December 31, 2013

•	Increased the leased percentage of homes owned 180 days or longer to 93.4% at December 31, 2014 from 65.1% at December 31, 2013

“Our strong results cap a year of tremendous growth for Starwood Waypoint,” stated Gary Beasley, the Company’s Co-Chief Executive Officer. “After starting 2014 as a newly public company, we closed $2.4 billion in capital market transactions including a $502.5 million securitization, acquired $1.5 billion of assets, and initiated a dividend fully supported by our stabilized home portfolio. Today we are operating at an efficient scale in markets with some of the strongest economic outlooks in the U.S., positioning us well to maximize returns on our invested capital.”

Added Doug Brien, Co-Chief Executive Officer, “Our full-year stabilized NOI margin of 64.2%, achieved as we more than doubled our portfolio of homes with essentially the same full-time headcount during the year, reflects the talent and dedication of our team and the benefits of our vertically-integrated platform.”

Fourth Quarter 2014 Financial Results

Core FFO after adjusting for non-comparable items was $16.8 million, or $0.44 per share, during fourth quarter 2014 compared to $6.3 million, or $0.16 per share, as reported in third quarter 2014, a 175% increase in Core FFO per share quarter over quarter. FFO was $10.2 million or $0.27 per share during fourth quarter 2014 compared to $2.5 million, or $0.07 per share, in the previous quarter.

The Company generated total revenues of $47.8 million for the fourth quarter of 2014, compared to $39.2 million for the third quarter of 2014. The increase in revenues resulted from significant growth in the Company’s stabilized portfolio of homes during the quarter and gains on the Company’s NPL portfolio. The Company’s net loss attributable to Starwood Waypoint Residential Trust shareholders was $9.6 million, or ($0.25) per share. This compares to a net loss of $6.7 million for the third quarter of 2014, or ($0.17) per share.

For the Company’s stabilized SFR portfolio, total revenue as adjusted increased by $6.9 million, or 23%, to $37.5 million during fourth quarter 2014. Property operating expenses on the stabilized SFR portfolio were $14.6 million. As a result, NOI for the stabilized portfolio increased by $2.8 million, or 14%, to $22.9 million, for a stabilized portfolio NOI margin of 62.8%.

Full Year 2014 Financial Results

Core FFO after adjusting for non-comparable items was $20.3 million, or $0.53 per share, for the year ended December 31, 2014 compared to ($14.1) million, or ($0.36) per share, as reported for the previous year. FFO was ($1.9) million or ($0.05) per share for the year ended December 31, 2014 compared to ($17.4) million, or ($0.44) per share, in the previous year.

The Company generated total revenues of $142.9 million for the year ended December 31, 2014, compared to $30.9 million as reported for the previous year. The Company’s net loss attributable to Starwood Waypoint Residential Trust shareholders was $43.7 million, or ($1.13) per share. This compares to a net loss of $23.4 million for the year ended December 31, 2013, or ($0.60) per share.

For the Company’s stabilized SFR portfolio, total revenue as adjusted was $105.8 million for the year ended December 31, 2014. Property operating expenses on the stabilized SFR portfolio were $40.2 million. As a result, NOI for the stabilized portfolio was $65.6 million, for a stabilized portfolio NOI margin of 64.2%.

Rental Home Portfolio

The following table summarizes key portfolio statistics for the four quarters of 2014:

Rental Home Portfolio

	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Total Rental Portfolio	11,417	10,428	9,122	7,204
% Leased	83.8%	81.8%	77.5%	76.6%
Stabilized Homes	9,754	8,625	7,076	5,142
% Leased	95.6%	95.7%	95.0%	96.4%
Homes Owned 180 Days or Longer	9,066	7,268	5,909	4,899
% Leased	93.4%	94.2%	94.9%	90.4%
Homes 90 Days Past Rent Ready	7,865	6,669	5,545	4,525
% Leased	98.6%	99.0%	98.8%	96.3%

During the fourth quarter 2014, the Company acquired 995 homes for an aggregate estimated total investment of $180.9 million, or approximately $182,000 per home after including estimated investment costs for renovation.

NPL Portfolio

At December 31, 2014, the Company owned 4,389 first lien NPLs at a total purchase price of $610.3 million, representing 65.5% of BPO. This compares to 4,695 first lien NPLs owned at September 30, 2014. The decrease in first lien NPLs is primarily due to resolutions.

The Company successfully resolved 345 NPLs during the fourth quarter 2014 compared to 271 NPLs resolved during third quarter 2014. For the full-year ended December 31, 2014, the Company resolved 962 NPLs. Since inception, the Company has resolved 1,970 NPLs.

For the full year ended December 31, 2014, the 239 NPLs resolved and classified as “Performing” achieved a current yield of 9.8%. To date, no Performing NPLs have been sold. The Company is ahead of its expectations for projected returns on its NPL portfolio, anticipating unleveraged returns in the low-to-mid teens and levered returns in the mid-to-high teens on its NPL book.

Balance Sheet and Financial Activity

At December 31, 2014, the Company had $1.8 billion of debt obligations, with a weighted average interest rate of 3.06%, and weighted average term to maturity of 3.5 years.

In April, the Company’s board of trustees authorized a share repurchase program. Under the program, the Company may purchase up to $150 million of its common shares beginning April 17, 2014 and ending April 17, 2015. Through December 31, 2014, the Company has repurchased approximately 1.3 million of its common shares for a total purchase price of $34.3 million.

In October, the Company issued and sold $172.5 million of 4.50% Convertible Senior Notes due 2017.

In December, the Company closed on its first securitization transaction. The transaction involved the issuance and sale of SFR pass-through certificates that represent beneficial ownership interests in a floating rate loan secured by mortgages on 4,081 SFR properties and a pledge of equity in the borrower. The Company issued $502.5 million of certificates at a weighted average blended interest rate of LIBOR plus 237 basis points. The loan has a two-year term with three one-year extensions at the option of the borrower. The proceeds from the securitization transaction were used to reduce the Company’s cost of capital and for general corporate purposes including acquisitions.

At December 31, 2014, estimated net asset value (“NAV”) was $32.53 per share as compared to $32.45 per share at September 30, 2014, an increase of 0.2% from the prior quarter. The Company’s book value was $28.58 per share as of December 31, 2014, an increase of 0.4% from the prior quarter.

As of December 31, 2014, the Company had approximately $755.1 million of unrestricted cash and undrawn capacity on its credit facilities.

Subsequent Events

In January 2015, the Company sold 171 NPLs for a purchase price of $31.4 million.

Dividend

On February 24, 2015, the Company’s Board of Trustees declared a dividend of $0.14 per common share, which will be paid on April 15, 2015 to shareholders of record on March 31, 2015.

2015 Initial Guidance

For 2015, the Company anticipates stabilized SFR NOI margins to trend in the low to mid 60s, the leased percentage on the stabilized portfolio to normalize in the mid-90s and resident turnover running near historical levels averaging around 30 percent per year. The Company expects to deploy approximately $100 to $150 million in the first quarter, largely focused on SFR purchases.

This guidance reflects the Company’s expectations on (i) existing investments and (ii) yield on incremental investments inclusive of the Company’s existing pipeline. This guidance does not reflect any impact which may result from capital markets activities or incremental acquisitions beyond the first quarter 2015 that have been provided. All guidance is based on current expectations of future economic conditions, the dynamics of the commercial real estate markets in which it operates and the judgment of the Company’s management team.

2015 Annual Meeting

The Company will hold its 2015 Annual Meeting of Shareholders on Wednesday, May 6, 2015 at 1:00 P.M. Pacific Time in Oakland, California. Shareholders of record of the Company’s Common Shares as of the close of business on March 13, 2015 will be entitled to vote at the Annual Meeting. The meeting will be held in the Company’s corporate office located at 1999 Harrison Street, Oakland, California 94612.

Other Matters

Management is scheduled to participate in a question and answer session at Citi’s Global Property CEO Conference on March 4, 2015. Management may discuss the Company’s current operating environment, operating trends, acquisition activity, financial outlook, portfolio strategy and other business and financial matters affecting the Company. Details on how to access a webcast of the Company’s question and answer session will be available in advance of the conference event on the Company’s website at www.starwoodwaypoint.com.

Fourth Quarter 2014 Conference Call

A conference call is scheduled on Friday, February 27, 2015, at 10:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended December 31, 2014 and for the full year 2014. The domestic dial-in number is 1-877-705-6003 (for U.S. and Canada) and the international dial-in number is 1- 201-493-6725 (passcode not required). An audio webcast may be accessed at www.starwoodwaypoint.com, in the investor relations section. A replay of the call will be available through March 27, 2015, and can be accessed by calling 1-877-870-5176 (U.S. and Canada) or 1-858-384-5517 (international), replay pin number 13597644, or by using the link at www.starwoodwaypoint.com, in the investor relations section.

Additional information

A copy of the Fourth Quarter 2014 Supplemental Information Package and this press release are available on our website at www.starwoodwaypoint.com. This information has also been furnished to the SEC in a Current Report on Form 8-K.

About Starwood Waypoint Residential Trust

Starwood Waypoint Residential Trust (NYSE: SWAY) is one of the largest publicly traded owners and operators of SFR homes in the United States. Partnered with Starwood Capital Group, a leading private investment firm with a core focus on global real estate, Starwood Waypoint Residential Trust acquires, renovates, leases, maintains and manages single-family homes in markets that exhibit favorable demographics and long-term economic trends, as well as strengthening demand for rental properties. The Company also invests in NPLs, and works with interested and qualified borrowers to find solutions to keep them in their homes. Starwood Waypoint Residential Trust is Reinventing Renting™ by building its business upon a foundation of respect for its residents and the communities in which it operates. Additional information can be found at www.starwoodwaypoint.com.

Forward-Looking Statements

The statements herein that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve significant risks and uncertainties, which are difficult to predict, and are not guarantees of future performance. Such statements can generally be identified by words such as “anticipates,” “expects,” “intends,” “will,” “could,” “believes,” “estimates,” “continue,” and similar expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward- looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in, or implied by, the forward-looking statements. Factors that could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects, as well as our ability to make distributions to our shareholders, include, but are not limited to: expectations regarding the timing of generating revenues; changes in our business and growth strategies; volatility in the real estate industry, interest rates and spreads, the debt or equity markets, the economy generally or the rental home market specifically; events or circumstances that undermine confidence in the financial markets or otherwise have a broad impact on financial markets; declines in the value of homes, and macroeconomic shifts in demand for, and competition in the supply of, rental homes; the availability of attractive investment opportunities in homes that satisfy our investment objective and business and growth strategies; the impact of changes to the supply of, value of and the returns on distressed and non-performing residential mortgage loans; our ability to convert the homes and distressed and non-performing residential mortgage loans we acquire into rental homes generating attractive returns; our ability to successfully modify or otherwise resolve distressed and non-performing residential mortgage loans; our ability to lease or re-lease our rental homes to qualified residents on attractive terms or at all; the failure of residents to pay rent when due or otherwise perform their lease obligations; our ability to manage our portfolio of rental homes; the concentration of credit risks to which we are exposed; the availability, terms and deployment of short-term and long-term capital; the adequacy of our cash reserves and working capital; our relationships with Starwood Capital Group and our manager and their ability to retain qualified personnel; potential conflicts of interest; unanticipated increases in financing and other costs; our expected leverage; changes in governmental regulations, tax laws and rates and similar matters; limitations imposed on our business and our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes; and estimates relating to our ability to make distributions to our shareholders in the future. You should not place undue reliance on any forward- looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by us with the Securities and Exchange Commission from time to time. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements appearing herein, whether as a result of new information, future events or otherwise.

STARWOOD WAYPOINT RESIDENTIAL TRUST

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,	December 31,
	2014	2013
ASSETS
Investments in real estate
Land	$359,889	$140,076
Building and improvements	1,619,622	604,839

Total investment in properties	1,979,511	744,915
Less: accumulated depreciation	(41,563)	(5,730)

Investment in real estate properties, net	1,937,948	739,185
Real estate held for sale, net	32,102	10,168

Total investments in real estate, net	1,970,050	749,353
Non-performing loans	125,488	214,965
Non-performing loans held for sale	26,911	—
Non-performing loans (fair value option)	491,790	—
Resident and other receivables, net	17,270	1,261
Cash and cash equivalents	175,198	44,613
Restricted cash	50,749	3,331
Deferred financing costs, net	34,160	—
Asset-backed securitization certificates	26,553	—
Other assets	17,994	4,885

Total assets	$2,936,163	$1,018,408

LIABILITIES AND EQUITY
Liabilities:
Credit facilities	$895,488	$—
Asset-backed securitization, net	526,816	—
Convertible senior notes, net	363,110	—
Accounts payable and accrued expenses	52,457	22,434
Resident security deposits and prepaid rent	17,857	3,918

Total liabilities	1,855,728	26,352

Equity:
Preferred shares, $0.01 par value - 100,000,000 authorized; none issued and outstanding as of December 31, 2014 and 2013	—	—
Common shares, $0.01 par value - 500,000,000 authorized; 37,778,663 issued and outstanding as of December 31, 2014, and 1,000 issued and outstanding as of December 31, 2013	378	—
Additional paid-in capital	1,133,239	1,018,267
Accumulated deficit	(53,723)	(27,848)
Accumulated other comprehensive loss	(70)	—

Total Starwood Waypoint Residential Trust equity	1,079,824	990,419
Non-controlling interests	611	1,637

Total equity	1,080,435	992,056

Total liabilities and equity	$2,936,163	$1,018,408

STARWOOD WAYPOINT RESIDENTIAL TRUST

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(Unaudited)
Revenues
Rental revenues	$37,097	$7,375	$104,830	$16,793
Other property revenues	1,073	131	3,581	311
Realized gain on non-performing loans, net	2,629	2,248	9,770	5,139
Realized gain on loan conversions, net	6,994	5,303	24,682	8,624

Total revenues	47,793	15,057	142,863	30,867
Expenses
Property operating and maintenance	8,633	8,457	31,252	13,541
Real estate taxes and insurance	9,592	2,660	22,346	5,049
Mortgage loan servicing costs	11,020	2,294	28,959	6,065
Non-performing loan management fees and expenses	3,150	1,098	10,944	3,378
General and Administrative	4,866	6,101	19,307	16,758
Share-based compensation	3,898	—	8,458	—
Investment management fees	4,825	—	16,097	—
Separation costs	—	1,750	3,543	2,652
Acquisition fees expensed and other expenses	637	—	1,301	588
Interest expense, including amortization	16,633	—	35,223	—
Depreciation and amortization	19,918	2,865	41,872	6,115
Finance related expenses and write-off of loan costs	940	—	7,715	—
Impairment of real estate	171	849	2,579	1,174

Total expenses	84,283	26,074	229,596	55,320

Loss before other income, income tax expense and non-controlling interests	(36,490)	(11,017)	(86,733)	(24,453)

Other income (expense)
Realized (loss) gain on sales of investments in real estate, net	(148)	584	(224)	1,221
Unrealized gain on non-performing loans, net	27,247	—	44,593	—
Loss on derivative financial instruments, net	(132)	—	(706)	—

Total other income (expense)	26,967	584	43,663	1,221

Loss before income tax expense and non-controlling interests	(9,523)	(10,433)	(43,070)	(23,232)
Income tax expense	(44)	85	460	252

Net loss	(9,479)	(10,518)	(43,530)	(23,484)
Net (income) loss attributable to non-controlling interests	(79)	65	(165)	60

Net loss attributable to Starwood Waypoint Residential Trust shareholders	$(9,558)	$(10,453)	$(43,695)	$(23,424)

Weighted average shares outstanding - basic and diluted	37,860,335	39,110,969	38,623,893	39,110,969

Net loss per commons hare
Basic and diluted	$(0.25)	$(0.27)	$(1.13)	$(0.60)

Dividends declared and paid per common share	$0.14	$—	$0.28	$—

Definitions of Non-GAAP Financial Measures

FFO and Core FFO

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income or loss (computed in accordance with accounting principles generally accepted in the United States (“GAAP”)) excluding gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures.

We believe that FFO is a meaningful supplemental measure of the operating performance of our single-family home business because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated homes, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the homes that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of the homes, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

We believe that Core FFO is a meaningful supplemental measure of our operating performance for the same reasons as FFO and adjusting for non-routine items that when excluded allows for more comparable periods. Our Core FFO begins with FFO as defined by the NAREIT White Paper and is adjusted for: share-based compensation, non-recurring costs associated with the separation, acquisition fees and other expenses, write- off of loan costs, loss on derivative financial instruments, amortization of derivative financial instruments cost, severance expense, non-cash interest expense related to amortization on convertible senior notes, and other non-comparable items as applicable.

Management also believes that FFO/Core FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO/Core FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO/Core FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT or similar Core FFO definition. For a reconciliation of FFO and Core FFO to net loss attributable to Starwood Waypoint Residential Trust shareholders determined in accordance with GAAP, please see below.

STARWOOD WAYPOINT RESIDENTIAL TRUST

FFO AND CORE FFO

(Unaudited, in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Reconciliation of net loss to FFO
Net loss attributable to Starwood Waypoint Residential Trust shareholders	$(9,558)	$(10,453)	$(43,695)	$(23,424)
Add (deduct) adjustments to net loss to get to FFO:
Depreciation and amortization on real estate assets	19,918	2,865	41,872	6,115
Impairment on depreciated real estate investments	—	—	15	—
Gain on sales of previously depreciated investments in real estate	(253)	—	(280)	—
Non-controlling interests	79	(65)	165	(60)

Subtotal - FFO	10,186	(7,653)	(1,923)	(17,369)
Add (deduct) adjustments to FFO to get to Core FFO:
Share-based compensation	3,898	—	8,458	—
Separation costs	—	1,750	3,543	2,652
Acquisition fees and other expenses	637	—	1,301	588
Write-off of loan costs	—	—	5,032	—
Loss on derivative financial instruments, net	132	—	706	—
Amortization of derivative financial instruments cost	(90)	—	(221)	—
Severance expense	—	—	355	—
Non-cash interest expense related to amortization on convertible senior notes	1,998	—	3,046	—

Core FFO	$16,761	$(5,903)	$20,297	$(14,129)

Core FFO per share	$0.44	$(0.15)	$0.53	$(0.36)
Dividends declared and paid per common share	$0.14	$—	$0.28	$—
Weighted average shares - basic and diluted	37,860,335	39,110,969	38,623,893	39,110,969

Estimated NAV

We define Estimated NAV as the estimated value of all assets net of liabilities. To calculate the Estimated NAV, the historical net investments in real estate and NPLs at carrying value are deducted from total shareholders’ equity and the Estimated SFR Value and NPL Value are added (see table below). The costs of selling properties in the portfolio, including commissions and other related costs are not deducted for the purpose of calculating the Estimated SFR Value and Estimated NAV. Further, future promoted interests on the NPL portfolio are not deducted for the purpose of calculating Estimated SFR & NPL Value and Estimated NAV. We consider Estimated NAV to be an appropriate supplemental measure as it illustrates the estimated imbedded value in our SFR portfolio and NPL portfolio that is carried on our balance sheet primarily at cost. The Estimated SFR Value, Estimated NPL Value and Estimated NAV are non-GAAP financial measures. However, they are provided for informational purposes to be used by investors in assessing the value of the assets. A reconciliation of total shareholders’ equity to Estimated NAV is provided below.

STARWOOD WAYPOINT RESIDENTIAL TRUST

ESTIMATED NAV

(Unaudited, in thousands, except share and per share data)

	December 31, 2014
	Amount	Per Share
Investments in real estate properties, gross	$1,979,511	$52.40
Less: accumulated depreciation	(41,563)	(1.10)
Add: real estate held for sale, net	32,102	0.85

Investments in real estate, net	1,970,050	52.15
Add: increase in estimated fair value of investments in real estate	310,338	8.21
Less: estimated renovation reserve	(204,688)	(5.42)

Estimated SFR Value	2,075,700	54.94
Non-performing loans	125,488	3.32
Non-performing loans held for sale	26,911	0.71
Non-performing loans (fair value option)	491,790	13.02
Add: increase in estimated fair value of non-performing loans	83,146	2.20

Estimated NPL Value	727,335	19.25

Estimated SFR & NPL Value	$2,803,035	$74.19

Total shareholders’ equity	$1,079,824	$28.58
Less: unamortized debt discount on convertible senior notes	(39,390)	(1.04)
Less: investments in real estate, net	(1,970,050)	(52.15)
Less: non-performing loans	(125,488)	(3.32)
Less: non-performing loans held for sale	(26,911)	(0.71)
Less: non-performing loans (fair value option)	(491,790)	(13.02)
Add: estimated SFR & NPL value	2,803,035	74.19

Estimated NAV	$1,229,230	$32.53

Number of Shares		37,778,663

These metrics should be considered along with other available information in valuing and assessing us, including our GAAP financial measures and other cash flow and yield metrics. These metrics should not be viewed as a substitute for book value, net investments in real estate, equity, net income or cash flows from operations prepared in accordance with GAAP, or as measures of profitability or liquidity. Further, not all REITs compute same non-GAAP measure, therefore, there can be no assurance that our basis for computing this non-GAAP measure is comparable with that of other REITs.

Certain terms as used in this earnings release are defined and further explained in the fourth quarter 2014 “Supplemental Operating & Financial Data” section of the full earnings release available on the Company’s website at www.starwoodwaypoint.com.

Contact:

Investor Relations

John Christie

Phone: 510-982-5470

Email: IR@waypointhomes.com

Media Relations

Jason Chudoba

Phone: 646-277-1249

Email: Jason.chudoba@icrinc.com